Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY ANNOUNCES

AMENDMENT TO REVOLVING CREDIT FACILITY

Calabasas Hills, CA – January 6, 2009 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced that the Company entered into an amendment (“Amendment”) to its revolving credit facility (“Facility”), taking a proactive step to increase its financial flexibility in light of the uncertain economic environment.

The five-year Facility, due in 2012, provides for a maximum available commitment of $300 million.  Both the maximum available commitment and maturity date remain unchanged.  As of December 30, 2008, the Company’s fiscal 2008 year-end, the Company had an outstanding balance of $275 million under the Facility, standby letters of credit of approximately $16 million and net availability for borrowings of approximately $9.0 million.  The Company is currently in the process of completing its fiscal year-end close and anticipates that it will be in compliance with the covenants required under the Facility as of December 30, 2008.

Effective January 5, 2009, terms of the Facility were amended to include the following:

•                  Financial covenants reset.  The leverage ratio (defined as funded debt to trailing 12-month earnings before interest, taxes, depreciation, amortization and non-cash stock option compensation expense, or “EBITDA”) has been reset from a maximum of 2.25 to a maximum of 1.75 through the end of the Company’s first quarter of fiscal 2009, and a maximum of 1.50 thereafter.

The fixed charge coverage ratio (defined as trailing 12-month EBITDA plus rental expense, or “EBITDAR,” to interest plus rental expense) has been reset from a minimum of 2.25 to a minimum of 1.90 through the end of the Company’s third quarter of fiscal 2010, and a minimum of 2.00 thereafter.  The definition of EBITDAR also provides for the adding back of non-cash stock option compensation expense.

•                  Pricing grid changed.  Under the Amendment, the Company will pay interest on drawn balances at a rate equal to LIBOR plus a maximum of 2.75%, depending on the Company’s leverage ratio.  In addition, the Company will pay a commitment fee on undrawn balances of a maximum of 0.45%, also depending on its leverage ratio.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Previously, the Company paid interest rates equal to LIBOR plus a maximum of 1.00% on drawn balances and commitment fees on undrawn balances of a maximum of 0.20%, both tied to its leverage ratio.

•                  Requirements regarding repurchases of common stock.  Share repurchases will be permitted only if the Company has a minimum liquidity level, based on cash and available capacity on its Facility, of $125 million and its leverage ratio is less than 1.25.

“We continue to believe that maintaining financial flexibility is both prudent and appropriate given the state of the economy and its uncertain outlook,” said David Overton, Chairman and CEO.  “In an effort to further strengthen our financial position, we took the precautionary step of amending our credit facility.  Given our reduced development plans for fiscal 2009, as well as a healthy level of cash flow that we anticipate our restaurants will generate next year, we should be well positioned to increase the amount of cash on our balance sheet and/or reduce our debt level, both of which we view as favorable options.”

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 145 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2007 average annual unit sales of approximately $10.4 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.7 million in fiscal 2007.  The Company also operates one unit of its newest concept, RockSugar Pan Asian Kitchen™, and two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 60 varieties of quality cheesecakes and other baked products.  Additionally, the Company licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” and “would,” and similar expressions that are intended to identify forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  In particular, the Company’s belief in its ability to maintain financial flexibility is subject to risks and uncertainties, including national and regional economic conditions, beyond the Company’s control.  Forward-looking statements speak only as of the dates on which they were made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.  These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

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